Exhibit (d)(3)(H)

GE LIFE AND ANNUITY ASSURANCE COMPANY

FINANCIAL ACCOUNTING RIDER

In the event of a full surrender, this rider increases the Surrender Value of your Policy by reducing the surrender charges during the Financial Accounting Surrender Period.

Financial Accounting Benefit

During the Financial Accounting Surrender Period as defined in the Table of Alternate Surrender Charges on the Policy data pages, the Policy may be fully surrendered. The amount payable on full surrender is (a) minus (b) minus (c) minus (d), where:

(a)	is the Account Value on the date we receive your request for full surrender in our Home Office;
(b)	is any outstanding Policy Debt;
(c)	is any accrued loan interest not yet charged; and
(d)	is any surrender charges as determined under the Table of Alternate Surrender Charges.

This rider does not impact any fees that may be charged for partial surrenders. The amount available under the Policy for partial surrenders and loans is not affected by the Table of Alternate Surrender Charges.

Conditions

Payment of the full Surrender Value is subject to the following:

•	We receive a written request for full surrender of the Policy in our Home Office prior to the death of the Insured.
•	The Policy is surrendered during the Financial Accounting Surrender Period.
•	This rider has not terminated as detailed below.

Termination

The rider will terminate on the earliest of the following:

(1)	the Financial Accounting Surrender Period ends;
(2)	the Policy terminates;
(3)	the payment of the full Surrender Value;
(4)	the absolute assignment of the Policy;
(5)	change of Owner;
(6)	the death of the Insured;
(7)	receipt of your written request to terminate this rider; and
(8)	a requested increase in the Specified Amount under the Policy occurs.

After the rider has been terminated, it cannot be reinstated.

If the rider has been terminated and the Policy is still in effect, the Table of Alternate Surrender Charges is no longer in effect. The Table of Surrender Charges, as shown on the Policy data pages, will apply to determine the Surrender Value of the Policy.

Effective Date

This rider is effective on the Policy Date.

General Provisions

This rider has no Account Value.

This rider is subject to the provisions of the Policy.

For GE Life and Annuity Assurance Company

/s/    PAMELA S. SCHUTZ

PAMELA S. SCHUTZ

      PRESIDENT

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